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EXHIBIT 10.1

             COMPENSATION ARRANGEMENTS FOR SPECIAL COMMITTEE MEMBERS

      On May 16, 2005, the Board of Directors of iPayment, Inc. (the "Company") established a Special Committee of the Board of Directors (the "Special Committee") to evaluate the non-binding proposal from a newly-formed entity, wholly-owned by Gregory S. Daily, iPayment's Chairman and Chief Executive Officer, to acquire all of the Company's outstanding shares for a cash price of $38.00 per share and any alternative transactions. On June 28, 2005, the compensation to be provided to members of the Special Committee for their services on the Special Committee was set pursuant to a resolution of the Board of Directors at (i) $10,000 per month and (ii) $1,000 per meeting attended by a member in person. In addition, the Chairman of the Special Committee will receive an additional payment of $25,000 for his time and efforts as the Chairman of the Special Committee.

      The compensation provided to the Special Committee's members shall continue, unless the Board of Directors decides otherwise, until a definitive merger agreement, agreement to sell all the outstanding shares of the Company or other agreement resulting in a Rule 13e-3 transaction has been entered into.

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